CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

DOLCE VENTURES, INC.

(Pursuant to Section 16-10a-602 of the
Utah Revised Business Corporation Act)

Dolce Ventures, Inc., a corporation organized and existing under the laws of the State of Utah (the "Corporation"), hereby certifies that, pursuant to authority vested in the Board of Directors of the Corporation by the amended Articles of Incorporation of the Corporation, the following resolution was adopted as of August ___, 2006 by the Board of Directors of the Corporation pursuant to Section 16-10a-821 of the Utah Revised Business Corporation Act and that shareholder action was not required:

RESOLVED, that, it is in the best interest of this Corporation to create a new series of its Preferred Stock;

RESOLVED FURTHER, that, pursuant to authority vested in the Board of Directors of the Corporation by Article IV of the Corporation's amended Articles of Incorporation, of the total authorized number of 100,000,000 shares of Preferred Stock of the Corporation, there shall be designated a series of 20,000,000 shares of Preferred Stock which shall be issued in and constitute a single series to be known as "Series A Convertible Preferred Stock", par value $0.001 per share (hereinafter called the "Series A Preferred") The shares of Series A Preferred shall have the voting powers, designations, preferences and other special rights, and qualifications, limitations and restrictions thereof set forth below:

Section 1. Dividends and Distributions.

(a) The holders of Series A Preferred will not be entitled to dividends unless, and subject to the rights of any holder of the Corporation's Series B Convertible Preferred Stock (the "Series B Preferred") or other senior stock, the Company pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Preferred will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the Conversion Rate multiplied by the Reverse Split (as defined below) multipled by the amount paid in respect of one share of Common Stock (as

adjusted for any stock dividends, combinations, splits or similar recapitalization events) prior and in preference to any declaration or payment of any dividend (payable other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock. Any dividend payable to the Series A Preferred will have the same record and payment date and terms as the dividend is payable on the Common Stock.

(b) The holders of Series A Preferred shall not be entitled to receive any dividends or other distributions except as provided in this Certificate of Designations, Preferences and Rights of Series A Preferred.

(b) Aggregation of Shares. If prior to or on the date of Mandatory Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event (including the Reverse Split), then, upon the effective date thereof, the number of shares of Common Stock issuable on the Mandatory Conversion of the Series A Preferred shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Mergers or Consolidations. If at any time or from time to time prior to the date of a Mandatory Conversion there is a merger, consolidation or similar capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for in Section 5(a) or 5(b) above), as a part of such capital reorganization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, the resulting or surviving corporation (if not the Company) shall expressly assume the obligations to deliver, upon the exercise of the conversion privilege, such securities or property as the holders of Series A Preferred remaining outstanding, or other convertible preferred stock received by such holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provisions for the protection of the conversion right as provided above. If this Section 5(c) applies, Sections 5(a) and 5(b) shall not apply.

(d) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

Section 6. No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred against impairment.

Section 7. No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Section 8. Notices of Record Date. In the event of any taking by the

Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Company shall mail to each holder of Series A Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

Section 9. Notices. Any notice required by the provisions of this Certificate of Designations to be given to the holders of shares of Series A Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

Section 10. No Charge for Conversion. The issuance of certificates for shares of Common Stock upon the conversion of shares of Series A Preferred shall be made without charge to the converting holders for such certificates or for any tax in respect of the issuance of such certificates.

Section 11. Return of Status as Authorized Shares. Upon a Mandatory Conversion or any other redemption or extinguishment of the Series A Preferred, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation. Following conversion of all outstanding shares of Series A Preferred on the Mandatory Conversion, this Certificate of Designations shall be automatically cancelled and void and be of no further force and effect.

Section 12. Amendment. This Certificate of Designations constitutes an agreement between the Company and the holders of the Series A Preferred. For as long as any shares of Series A Preferred are outstanding, the terms hereof may be amended, modified, repealed or waived only by the affirmative vote or written consent of holders of a majority of the then outstanding shares of Series A Preferred, voting together as a class and series.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 31st day of August, 2006.

Name: Carl E. Worboys
Title: President

Name: John F. Passalaqua
Title: Treasurer and Secretary